Exhibit 99.1

IT Tech Packaging, Inc. Announces third Quarter 2023 Unaudited Financial Results

BAODING, China, Nov. 10, 2023 /PRNewswire/ -- IT Tech Packaging, Inc. (NYSE American: ITP) (“IT Tech Packaging” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced its unaudited financial results for the nine and three months ended September 30, 2023.

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of the Company, commented, “For the first nine months of 2023, the Company realized a total revenue of $65.58 million with a net loss of $5.96 million, slightly falling from the same period of last year. Looking forward, we can see opportunities and challenges coexist, and the long-term positive fundamentals remain unchanged in the uncertain business environment. We believe with the increased policy support for the private economy, the domestic demand and consumption will accelerate further and industrial economy will continue improving. We will make our efforts for a reasonable profit with measures to balance the production and sales, optimize overall products, develop new customers and increase efficiency with a decreased cost.”

Third Quarter 2023 Unaudited Financial Results

	For the Three Months Ended September 30,
($ millions)	2023	2022	% Change
Revenues	15.77	31.71	-50.26%
Regular Corrugating Medium Paper (“CMP”)*	11.95	26.06	-54.14%
Light-Weight CMP**	3.47	5.30	-34.49%
Offset Printing Paper	0.07	-	-
Tissue Paper Products	0.26	0.29	-9.91%
Face Masks	0.02	0.06	-73.28%

Gross profit (loss)	(0.15)	2.78	-105.50%
Gross profit (loss) margin	-0.97%	8.78%	-9.75	pp***
Regular Corrugating Medium Paper (“CMP”)*	7.01%	10.91%	-3.90	pp****
Light-Weight CMP**	-7.47%	12.84%	-20.31	pp****
Offset Printing Paper	7.53%	-	7.53	pp****
Tissue Paper Products***	-278.10%	-258.46%	-19.64	pp****
Face Masks	-15.75%	29.62%	-45.37	pp****

Operating income（loss）	(2.48)	(0.59)	-323.29%
Net income (loss)	(1.98)	(1.89)	-4.67%
EBITDA	1.69	2.43	-30.45%
Basic and Diluted earnings (loss) per share	(0.20)	(0.19)	-5.26%

*	Products from PM6
**	Products from PM1
***	Products from PM8 and PM9
****	pp represents percentage points

●	Revenue decreased by 50.26% to approximately $15.77 million, This was mainly due to the decrease of sales volume of corrugating medium paper (“CMP”) and decrease of average selling prices of CMP and tissue paper products. Gross loss increased by 105.50% to approximately $0.15 million. Total gross loss margin decreased by 9.75 percentage point to 0.97%.

●	Loss from operations was approximately $2.48 million, compared to approximately $0.59 million for the same period of last year.

●	Net loss was approximately $1.98 million, or loss per share of $0.20, compared to net loss of approximately $1.89 million, or loss per share of $0.19, for the same period of last year.

●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was approximately $1.69million, compared to$2.43 million for the same period of last year.

Revenue

For the third quarter of 2023, total revenue decreased by 50.26%, to approximately $15.77 million from approximately $31.71 million for the same period of last year. This was mainly due to the decrease of sales volume of corrugating medium paper (“CMP”) and decrease of average selling prices of CMP and tissue paper products.

The following table summarizes revenue, volume and ASP by product for the third quarter of 2023 and 2022, respectively:

	For the Three Months Ended September 30,
	2023			2022
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	11,954	34,186	350	26,063	59,848	435
Light-Weight CMP	3,470	10,210	340	5,296	12,507	423
Offset Printing Paper	69	170	407	-	-	-
Tissue Paper Products	264	241	1,096	293	260	1,128
Total	15,757	44,807	352	31,652	72,615	436

	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)
Face Masks	15	507	30	57	1,282	44

Revenue from CMP, including both regular CMP and light-Weight CMP, decreased by 50.82%, to approximately $15.42 million and accounted for 97.79% of total revenue for the third quarter of 2023, compared to approximately $31.36 million, or 98.89% of total revenue for the same period of last year. The Company sold 44,396tonnes of CMP at an ASP of $347/tonne in the third quarter of 2023, compared to 72,355 tonnes at an ASP of $433/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMPdecreased by 54.14%, to approximately $11.95million for the third quarter of 2023, compared to revenue of approximately $26.06 million for the same period of last year. The Company sold 34,186tonnesof regular CMP at an ASP of $350/tonne during the third quarter of 2023, compared to 59,848 tonnes at an ASP of $435/tonne for the same period of last year. Revenue from light-weight CMP decreased by 34.49%, to approximately $3.47 million for the third quarter of 2023, compared to revenue of approximately $5.30 million for the same period of last year. The Company sold 10,210 tonnes of light-weight CMP at an ASP of $340/tonne for the third quarter of 2023, compared to12,507 tonnes at an ASP of $423/tonne for the same period of last year.

The Company sold 170tonnes of offset printing paper at an ASP of $407/tonne in the third quarter of 2023. Revenue from offset printing paper was $nil for the third quarter of 2022.

Revenue from tissue paper products decreased by 9.91%, to approximately $0.26 million for the third quarter of 2023, from approximately $0.29 million for the same period of last year. The Company sold 241 tonnes of tissue paper products at an ASP of $1,096/tonne for the third quarter of 2023, compared to 260tonnes at an ASP of $1,128/tonne for the same period of last year.

Revenue from face masks decreased by 73.28%, to approximately $0.02 million for the third quarter of 2023, from $0.06 million for the same period of last year. The Company sold 507 thousand pieces of face masks for the third quarter of 2023, compared to 1,282 thousand pieces of face masks for the same period of last year.

Gross Profit and Gross Margin

Total cost of sales decreased by 44.95%, to approximately $15.92 million for the third quarter of 2023 from approximately $28.93 million for the same period of last year.  This was mainly due to the decrease in sales quantity and the decrease in the unit material costs of CMP. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, and tissue paper products were $325, $365,$377 and $4,143, respectively, for the third quarter of 2023, compared to $388, $369,$nil and $4,042 respectively, for the same period of last year.

Total gross loss was approximately $0.15 million for the third quarter of 2023, compare to the gross profit of approximately $2.78 million for the same period of last year as a result of factors described above. Overall gross loss margin was 0.97% for the third quarter of 2023, compared to gross profit margin of 8.78% for the same period of last year. Gross profit(loss) margins for regular CMP, light-weight CMP, offset printing paper, tissue paper products and face mask products were 7.01%, -7.47%, 7.53%, -278.10% and -15.75%, respectively, for the third quarter of 2023, compared to 10.91%, 12.84%, nil%, -258.46% and 29.62%, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) decreased by 30.73%, to approximately $2.33 million for the third quarter of 2023 from approximately $3.37 million for the same period of last year.

Loss from Operations

Loss from operations was approximately $2.48 million for the third quarter of 2023, a decrease of 323.29%, from loss from operations of approximately $0.59 million for the same period of last year. Operating loss margin was 15.75% for the third quarter of 2023, compared to operating loss margin of 1.85% for the same period of last year.

Net Loss

Net loss was approximately $1.98 million, or loss per share of $0.20, for the third quarter of 2023, compared to net loss of approximately $1.89 million, or loss per share of $0.19, for the same period of last year.

EBITDA

EBITDA was approximately $1.69 million for the third quarter of 2023, compared to approximately $2.43 million for the same period of last year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Three Months Ended September 30,
($ millions)	2023	2022
Net loss	-1.98	-1.89
Add: Income tax	0.00	0.43
Net interest expense	0.25	0.26
Depreciation and amortization	3.42	3.63
EBITDA	1.69	2.43

Nine Months Ended September 30, 2023 Unaudited Financial Results

	For the Nine Months Ended September 30,
($ millions)	2023	2022	% Change
Revenues	65.58	78.98	-16.96%
Regular Corrugating Medium Paper (“CMP”)*	50.35	65.02	-22.55%
Light-Weight CMP**	11.07	12.66	-12.53%
Offset Printing Paper	3.23	-	-
Tissue Paper Products	0.83	1.10	-24.62%
Face Masks	0.10	0.20	-52.71%

Gross profit	0.75	3.73	-79.89%
Gross profit (loss) margin	1.14%	4.72%	-3.58	pp****
Regular Corrugating Medium Paper (“CMP”)*	5.26%	7.15%	-1.89	pp****
Light-Weight CMP**	1.68%	9.17%	-7.49	pp****
Offset Printing Paper	2.53%	-	2.53	pp****
Tissue Paper Products***	-258.64%	-193.65%	-64.99	pp****
Face Masks	-9.26%	25.73%	-34.99	****

Operating loss	-5.78	-4.81	-20.00%
Net loss	-5.96	-4.66	-27.85%
EBITDA	5.73	7.19	-20.31%
Basic and Diluted loss per share	-0.59	-0.47	-25.53%

*	Products from PM6
**	Products from PM1
***	Products from PM8 and PM9
****	pp represents percentage points

Revenue

For the nine months ended September 30, 2023, total revenue decreased by 16.96%, to approximately $65.58 million from approximately $78.98 million for the same period of last year. This was mainly due to the decrease in ASP of CMP.

The following table summarizes revenue, volume and ASP by product for the nine months ended September 30, 2023 and 2022, respectively:

	For the Nine Months Ended September 30,
	2023			2022
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	50,353	135,912	370	65,015	139,036	468
Light-Weight CMP	11,074	31,106	356	12,660	27,990	452
Offset Printing Paper	3,225	5,573	579	-	-	-
Tissue Paper Products	831	726	1,145	1,103	1,040	1,061
Total	65,483	173,317	378	78,778	168,066	469

	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)
Face Masks	95	3,023	31	201	4,295	47

Revenue from CMP, including both regular CMP and light-Weight CMP, decreased by 20.92%, to approximately $61.43 million and accounted for 93.66% of total revenue for nine months ended September 30, 2023, compared to approximately $77.68 million, or 98.35% of total revenue for the same period of last year. The Company sold 167,018tonnes of CMP at an ASP of $368/tonne in nine months ended September 30, 2023, compared to 167,026 tonnes at an ASP of $465/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP decreased by 22.55%, to approximately $50.35 million for nine months ended September 30, 2023, compared to revenue of approximately $65.02 million for the same period of last year. The Company sold 135,912tonnesof regular CMP at an ASP of $370/tonne during the nine months ended September 30, 2023, compared to 139,036 tonnes at an ASP of $468/tonne for the same period of last year. Revenue from light-weight CMP decreased by 12.53%, to approximately $11.07 million for the nine months ended September 30, 2023, compared to revenue of approximately $12.66 million for the same period of last year. The Company sold 31,106 tonnes of light-weight CMP at an ASP of $356/tonne for the nine months ended September 30, 2023, compared to 27,990 tonnes at an ASP of $452/tonne for the same period of last year.

Revenue from offset printing paper was $3.22 million for the nine months ended September 30, 2023. The Company sold 5,573tonnes of offset printing paper at an ASP of $579/tonne in the nine months ended September 30, 2023. Revenue from offset printing paper was $nil for the nine months ended September 30, 2022.

Revenue from tissue paper products decreased by 24.62%, to approximately $0.83million for the nine months ended September 30, 2023, from approximately $1.10 million for the same period of last year. The Company sold 726 tonnes of tissue paper products at an ASP of $1,145/tonne for the nine months ended September 30, 2023, compared to 1,040tonnes at an ASP of $1,061/tonne for the same period of last year.

Revenue from face masks decreased by 52.71%, to approximately $0.10 million for the nine months ended September 30, 2023, from $0.20 million for the same period of last year. The Company sold 3,023 thousand pieces of face masks for the nine months ended September 30, 2023, compared to 4,295 thousand pieces of face masks for the same period of last year.

Gross Profit and Gross Margin

Total cost of sales decreased by 13.85%, to approximately $64.83 million for the nine months ended September 30, 2023 from approximately $75.25 million for the same period of last year. This was mainly due to the decrease of material costs of CMP.  Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, and tissue paper products were $351, $350, $564 and $4,107, respectively, for the nine months ended September 30, 2023, compared to $434, $411,$nil and $3,114, respectively, for the same period of last year.

Total gross profit was approximately $0.75 million for the nine months ended September 30, 2023, compare to the gross profit of approximately $3.73 million for the same period of last year as a result of factors described above. Overall gross margin was 1.14% for the nine months ended September 30, 2023, compared to 4.72% for the same period of last year. Gross profit(loss) margins for regular CMP, light-weight CMP, offset printing paper, tissue paper products and face mask products were 5.26%, 1.68%, 2.53%, -258.64% and -9.26%, respectively, for the nine months ended September 30, 2023, compared to 7.15%, 9.17%, nil%, -193.65% and 25.73%, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) decreased by 27.96%, to approximately $6.15 million for the nine months ended September 30, 2023 from approximately $8.54 million for the same period of last year.

Loss from Operations

Loss from operations was approximately $5.78 million for the nine months ended September 30, 2023, a decrease of 20.00%, from loss from operations of approximately $4.81 million for the same period of last year. Operating loss margin was 8.81% for the nine months ended September 30, 2023, compared to operating loss margin of 6.09% for the same period of last year.

Net Loss

Net loss was approximately $5.96 million, or loss per share of $0.59, for the nine months ended September 30, 2023, compared to net loss of approximately $4.66 million, or loss per share of $0.47, for the same period of last year.

EBITDA

EBITDA was approximately $5.73 million for the nine months ended September 30, 2023, compared to approximately $7.19 million for the same period of last year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Nine Months Ended September 30,
($ millions)	2023	2022
Net loss	-5.96	-4.66
Add: Income tax	0.35	-0.16
Net interest expense	0.77	0.79
Depreciation and amortization	10.57	11.22
EBITDA	5.73	7.19

Cash, Liquidity and Financial Position

As of September 30, 2023, the Company had cash and bank balances, short-term debt (including bank loans, current portion of long-term loans from credit union and related party loans), and long-term debt (including related party loans) of approximately $9.44million, $6.65million and $6.56 million, respectively, compared to approximately$9.52million, $11.16million and $4.20 million, respectively, as of December 31, 2022.

Net accounts receivable was approximately $2.79 million as of September 30, 2023, compared to $nil as of December 31, 2022. Net inventory was approximately $5.36 million as of September 30, 2023, compared to approximately $2.87 million as of December 31, 2022. As of September 30, 2023, the Company had current assets of approximately $41.06 million and current liabilities of approximately$12.02million, resulting in a working capital of approximately $29.04 million. This was compared to current assets of approximately $47.17 million and current liabilities of approximately $17.64 million, resulting in a working capital of approximately $29.53 million as of December 31, 2022.

Net cash provided by operating activities was approximately $7.50million for the nine months ended September 30, 2023, compared to approximately $7.43 million for the same period of last year. Net cash used in investing activities was approximately $9.21 million for the nine months ended September 30, 2023, compared to approximately $8.19 million for the same period of last year. Net cash provided by financing activities was approximately $2.00 million for the nine months ended September 30, 2023, compared to approximately $6.84million for the same period of last year.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products and single-use face masks in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE American since December 2009. For more information, please visit: http://www.itpackaging.cn/.

Forward-looking Statement

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward-looking words including “will,”“may,”“expects,”“projects,”“anticipates,”“plans,”“believes,”“estimate,”“should,” and certain of the other foregoing statements may be deemed forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including market and other conditions. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov.  The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

For more information, please contact:

Email: ir@itpackaging.cn
Tel: +86 312 8698215

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2023 AND DECEMBER 31, 2022

(unaudited)

	September 30,	December 31,
	2023	2022
ASSETS
Current Assets
Cash and bank balances	$9,437,941	$9,524,868
Restricted cash	-	-
Accounts receivable (net of allowance for doubtful accounts of $56,674 and $881,878 as of September 30, 2023 and December 31, 2022, respectively)	2,794,437	-
Inventories	5,364,777	2,872,622
Prepayments and other current assets	20,049,101	27,207,127
Due from related parties	3,414,815	7,561,858

Total current assets	41,061,071	47,166,475

Prepayment on property, plant and equipment	877,462	1,031,502
Operating lease right-of-use assets, net	562,612	672,722
Finance lease right-of-use assets, net	-	1,939,970
Property, plant, and equipment, net	144,603,052	151,569,898
Value-added tax recoverable	1,893,510	2,066,666
Deferred tax asset non-current	-	-

Total Assets	$188,997,707	$204,447,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term bank loans	$835,678	$5,598,311
Current portion of long-term loans	4,707,652	4,835,884
Lease liability	96,746	224,497
Accounts payable	104,146	5,025
Advance from customers	18,751	-
Due to related parties	1,103,317	727,462
Accrued payroll and employee benefits	299,908	165,986
Other payables and accrued liabilities	4,858,444	5,665,558
Income taxes payable	-	417,906

Total current liabilities	12,024,642	17,640,629

Long-term loans	6,562,401	4,204,118
Deferred gain on sale-leaseback	-	52,314
Lease liability - non-current	465,866	579,997
Derivative liability	263	646,283

Total liabilities (including amounts of the consolidated VIE without recourse to the Company of $12,010,014 and $16,784,878 as of September 30, 2023 and December 31, 2022, respectively)	19,053,172	23,123,341

Commitments and Contingencies

Stockholders’ Equity
Common stock, 50,000,000 shares authorized, $0.001 par value per share, 10,065,920 shares issued and outstanding as of September 30, 2023 and December, 31, 2022.	10,066	10,066
Additional paid-in capital	89,172,771	89,172,771
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive loss	(12,931,871)	(7,514,540)
Retained earnings	87,612,995	93,575,021

Total stockholders’ equity	169,944,535	181,323,892

Total Liabilities and Stockholders’ Equity	$188,997,707	$204,447,233

See accompanying notes to condensed consolidated financial statements.

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Revenues	$15,771,560	$31,709,214	$65,582,351	$78,979,716

Cost of sales	(15,924,783)	(28,925,626)	(64,832,715)	(75,251,646)

Gross (Loss) Profit	(153,223)	2,783,588	749,636	3,728,070

Selling, general and administrative expenses	(2,334,746)	(3,370,541)	(6,153,513)	(8,541,224)
Loss on impairment of assets	3,456	-	(371,680)	-

Loss from Operations	(2,484,513)	(586,953)	(5,775,557)	(4,813,154)

Other Income (Expense):
Interest income	93,298	7,729	283,203	16,108
Interest expense	(247,818)	(256,678)	(767,668)	(786,597)
Gain on acquisition	-	(1,759)	-	30,404
Gain (Loss) on derivative liability	660,429	(617,370)	646,020	729,263

Loss before Income Taxes	(1,978,604)	(1,455,031)	(5,614,002)	(4,823,976)

Provision for Income Taxes	3,236	(432,287)	(348,024)	160,531

Net Loss	(1,975,368)	(1,887,318)	(5,962,026)	(4,663,445)

Other Comprehensive Income (Loss)
Foreign currency translation adjustment	1,143,608	(11,171,156)	(5,417,331)	(21,769,765)

Total Comprehensive Loss	$(831,760)	$(13,058,474)	$(11,379,357)	$(26,433,210)

Losses Per Share:

Basic and Diluted Losses per Share	$(0.20)	$(0.19)	$(0.59)	$(0.47)

Outstanding – Basic and Diluted	10,065,920	9,991,744	10,065,920	9,941,288

See accompanying notes to condensed consolidated financial statements.

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

(Unaudited)

	Nine Months Ended
	September 30,
	2023	2022
Cash Flows from Operating Activities:
Net income	$(5,962,026)	$(4,663,445)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,573,288	11,218,254
(Gain) Loss on derivative liability	(646,020)	(729,263)
(Gain) Loss from disposal and impairment of property, plant and equipment	956,406	-
Allowance for bad debts	(815,317)	(791)
Share-based compensation and expenses	-	1,560,000
Gain on acquisition	-	(30,404)
Deferred tax	-	(1,197,630)
Changes in operating assets and liabilities:
Accounts receivable	(2,037,003)	146,250
Prepayments and other current assets	7,968,553	(422,092)
Inventories	(2,631,661)	863,170
Accounts payable	101,328	144,331
Advance from customers	19,140	-
Related parties	120,298	(149,827)
Accrued payroll and employee benefits	141,773	(42,738)
Other payables and accrued liabilities	119,132	1,000,945
Income taxes payable	(413,777)	(265,493)
Net Cash Provided by Operating Activities	7,494,114	7,431,267

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(9,211,711)	(1,681,979)
Acquisition of land	-	(6,507,431)

Net Cash Used in Investing Activities	(9,211,711)	(8,189,410)

Cash Flows from Financing Activities:
Proceeds from short term bank loans	852,988	602,319
Proceeds from long term loans	2,558,963	60,232
Repayment of bank loans	(5,549,150)	(307,182)
Payment of capital lease obligation	(130,470)	(154,212)
Loan to a related party (net)	4,264,938	6,638,923
Net Cash Provided by Financing Activities	1,997,269	6,840,080

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(366,599)	(1,266,146)

Net (Decrease) Increase in Cash and Cash Equivalents	(86,927)	4,815,791

Cash, Cash Equivalents and Restricted Cash - Beginning of Period	9,524,868	11,201,612

Cash, Cash Equivalents and Restricted Cash - End of Period	$9,437,941	$16,017,403

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$1,118,672	$248,275
Cash paid for income taxes	$761,801	$1,287,530

Cash and bank balances	9,437,941	16,017,403
Restricted cash	-	-
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	9,437,941	16,017,403